Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Pre-effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-198278) of our report dated March 13, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Overseas Shipholding Group, Inc.’s 2013 Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the incorporation by reference of our report dated April 11, 2014 relating to the financial statement schedule, which appears in Amendment No. 1 to such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
September 30, 2014